Exhibit 99

                              FOR IMMEDIATE RELEASE
                              ---------------------

                       ALL AMERICAN SEMICONDUCTOR RECEIVES
                           INCREASE IN CREDIT FACILITY

            Amendment Boosts Line to $100 Million to Support Growth;
                Term Extended and Interest Rate Margins Improved

Miami, FL - August 10, 2005 -- All American Semiconductor, Inc. (The Nasdaq Stock Market:SEMI), a leading distributor of electronic components, today announced that it has amended its revolving line of credit facility with a consortium of banks led by Harris N.A. The amendment provides, among other things, for: an increase in the credit facility from $85 million to $100 million; an extension of the expiration date from May 14, 2006 to May 31, 2009; and improved interest rate margins based on the Company's debt service coverage ratio.

Howard L. Flanders, Executive Vice President and Chief Financial Officer of All American, commented, "We are very pleased with this vote of confidence from our bank group. The increased facility and the significantly improved terms provide All American with greater flexibility to address our working capital needs as we pursue our initiatives for continued growth and improved profitability."

All American is recognized as the nation's 4th largest distributor of semiconductors and the 9th largest electronic components distributor overall. The Company has offices in 36 strategic locations throughout North America, as well as operations in both Asia and Europe.

To the extent that this press release discusses future performance, expectations, beliefs or intentions about our growth, profitability, bookings, sales, markets or otherwise makes statements about market conditions and business activity, the statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially from the statements made. Factors that could adversely affect the Company's future results, performance or achievements include, without limitation: the strength of industry and market conditions and business activity being less than we believe or failing to continue and/or further improve; a slowdown in sales; the health of the overall economy; insufficient funds from operations, from the Company's credit facility and from other sources (debt and/or equity) to support the Company's operations, including being able to obtain additional debt and/or equity on terms satisfactory to the Company; an increase in interest rates; and the other risks and factors including those detailed in the Company's reports on Forms 10-K and Forms 10-Q and other press releases. The Company undertakes no obligation to update publicly or revise any forward-looking statements, business risks and/or uncertainties.

CONTACT:
Bruce M. Goldberg, CEO
Howard L. Flanders, CFO
(305) 621-8282 x1417